                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   FORM 12b-25

                         Commission File Number 000-49672

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                           NOTIFICATION OF LATE FILING

(Check One):   [ ] Form 10-KSB   [_] Form 11-K   [_] Form 20-F   [X] Form 10-QSB

               [_] Form N-SAR

               For Period Ended:  September 30, 2005

     [_] Transition  Report on Form 10-K [_] Transition  Report on Form 20-F [_]

     Transition  Report  on Form  11-K [_]  Transition  Report  on Form 10-Q [_]

     Transition Report on Form N-SAR

          For the Transition Period Ended:

     Read attached  instruction  sheet before  preparing  form.  Please print or type.

     Nothing in this form shall be  construed to imply that the  Commission  has verified any information contained herein.

     If the  notification  relates  to a portion of the  filing  checked  above,

identify the item(s) to which the notification relates:

                                     PART I

                             REGISTRANT INFORMATION

                               Palomar Enterprises Inc.

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                            Full Name of Registrant

                           1802 N. Carson Street, Suite 212-3018

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           Address of Principal Executive Office (Street and Number)

                             Carson City, Nevada  89701

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                              City, State and Zip Code

                                    PART II

                             RULE 12b-25(b) AND (c)

     If the subject  report could not be filed  without  unreasonable  effort or expense  and  the  registrant  seeks  relief  pursuant  to Rule  12b-25(b),  the following should be completed. (Check box if appropriate.)

[X]  | (a) The reasons described in reasonable detail in Part III of this | form

           could not be eliminated without  unreasonable  effort or | expense;

     | (b) The subject annual report,  semi-annual report, transition report

     |     on Form 10-KSB, Form 20-F, Form 11-K or Form N-SAR, or portion

[X]  |     thereof  will  be  filed  on or  before  the  15th  calendar  day

     |     following  the  prescribed  due date;  or the  subject  quarterly

     |     report or  transition report on  Form 10-QSB, or  portion thereof

     |     will be filed on or  before  the  fifth  calendar  day  following

     |     the prescribed due date; and

     |

[ ]  | (c) The  accountant's  statement  or other  exhibit  required by Rule

     |     12b-25(c) has been attached if applicable.

                                    PART III

                                    NARRATIVE

     State below in reasonable detail why the Form 10-KSB,11-K,20-F  10-Q, N-SAR or the  transition  report  portion  thereof  could  not  be  filed  within  the prescribed time period. (Attach extra sheets if needed.)

          The registrant is awaiting information from its auditors in order to complete the preparation of the registrant’s September 30, 2005 Form 10-QSB.

Accordingly, the registrant requests up to a five-day extension until November 21,

2005 to file its Form 10-QSB.

                                     PART IV

                                OTHER INFORMATION

(1)  Name  and  telephone  number  of  person  to  contact  in  regard  to  this notification

       Steve Bonenberger                       775            887-0670

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          (Name)                           (Area Code)     (Telephone Number)

(2)  Have all other periodic  reports  required under Section 13 or 15(d) of the

     Securities Exchange Act of 1934 or Section 30 of the Investment Company Act

     of 1940 during the preceding 12 months or for such shorter  period that the

     Registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                                 [X] Yes  [_] No

(3)  Is it anticipated that any significant change in results of operations from the corresponding  period for the last fiscal year will be reflected by the earnings  statements  to be  included  in the  subject  report  or  portion thereof?

                                                                 [ ] Yes  [X] No

     If so: attach an explanation of the anticipated  change,  both  narratively and  quantitatively,  and, if  appropriate,  state the reasons why a  reasonable estimate of the results cannot be made.

                               PALOMAR ENTERPRISES, INC.

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                  (Name of Registrant as Specified in Charter)

has  caused  this  notification  to be signed on its  behalf by the  undersigned thereunto duly authorized.

Date  November 14, 2005               By   /s/ Steve Bonenberger

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                                      President